Exhibit 99.2

Fourth Quarter and Full Year 2015 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s fourth quarter and full year 2015 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results and guidance is provided at the end of these remarks.
Earnings Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET today to discuss results. Participants may access the earnings conference call by dialing +1 (877) 359-9508 or internationally +1 (224) 357-2393. The passcode is 33673766. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.
Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on March 6, 2015. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliations” and “Non-GAAP Financial Guidance”.
Prepared Remarks
George Sakellaris - CEO
As I look back on 2015, I can see that our value proposition is increasingly relevant and enduring. Government agencies, schools, hospitals and other organizations face unending pressure to reduce operating costs across their facilities. Our clients turn to energy efficiency as a natural solution, because the savings can be meaningful and can finance the work. Coupled with market forces that encourage living in a sustainable manner, the rationale for energy efficiency and renewable energy will persist well beyond 2016.
We entered 2015 optimistic about our prospects. That confidence was borne out by our solid performance, notably in our core business. We delivered good growth despite challenges in certain business units. Our Federal team grew revenue by 20% in 2015, to over $127 million. The U.S. Regions team grew its revenue by 14%. Adjusted EBITDA for the entire company grew 12% to $46 million, building on the 45% growth in 2014.
We also achieved success in another strategic goal, which is to grow our recurring revenue streams, those being operations and maintenance and the sale of electricity generated from the distributed generation assets that we own. Federal market O&M revenue increased 15% in 2015. O&M contracts are typically multi-year, giving us good visibility on income for years to come. Our Federal O&M contracts currently sum to over $700 million of revenue over the next 18 years.
Similarly, during 2015, we achieved growth in the sale of renewable electricity from assets we own, up 6.5% to $55 million. Our approach to this business is unique, in that we are not attempting to be an IPP. Rather, we build and own renewable power plants associated with ESPC clients, thus leveraging our relationships with those clients. We currently have 158 MW of producing assets, and another 20 MW under construction.
To drive growth, we are capitalizing on three clear trends in our markets. Projects are getting larger; there is more renewable energy as part of the overall solution; and there is expanding interest in efficiency driven by economic and social imperatives.
The trend to larger projects is especially apparent in the public housing market, where we are a leader. In recent years, our public housing energy specialists have implemented ESPCs with project capital exceeding $500 million. Just this year, we announced projects in Birmingham,

Alabama; Holyoke, Massachusetts; and Syracuse, New York. Most importantly, on last quarter’s call we mentioned an extremely large housing award in a large Northeastern city, which we carry in our backlog at $75 million. We are now completing the audit that will determine the exact scope of the project.
Our success in 2015, and our confidence in continued growth in 2016 and beyond, is not simply a function of market growth. We have established ourselves as a trusted sustainability partner, making our competitive position strong. We also have a multiyear track record of delivering on our customer commitments, earning us a reputation for reliability. And we are a recognized innovator, constantly using new technologies and techniques to better deliver on our value proposition.
Our position as an innovator is very important, so let me elaborate on that. Here are some examples of innovation we realized in 2015. In distributed generation, we installed the largest solar facility in the state of Minnesota. We also installed 18MW of on-site generation with the U.S. Army. And in Maine, we completed a micro-grid demonstration project that included battery storage. Furthermore, we also pioneered in the area of deep energy retrofits, with a project in Maryland that reduced energy consumption by more than 60% across 1 million square feet of office space. Finally, in Washington State we installed a first-of-its-kind LED street lighting project.
Our clients look to us for innovative solutions that meet their energy efficiency and renewable objectives. In 2016, we intend to again lead our industry in innovation.
As we look back on 2015, we met most of our goals. We accelerated revenue growth, expanded operating margin, and grew EBITDA. However, I know we could have done better. Even with our core businesses putting up double-digit growth, consolidated revenue grew only 6%. Like all businesses, we had challenges, and we tackled them head-on.
First of all, issues in Canada were a drag on our results. Revenue in Canada was down 30% this year, and we lost a material amount of money. The main issue was a large project, referred to internally as “SRO”. The SRO project is not representative of our core business, as it is mainly a general construction project. In retrospect, we see that it was bid inappropriately, both in pricing and terms. It suffered extensive cost overruns during its life, including unanticipated new costs this quarter. We expect to have SRO completed and behind us this year.
As we put SRO behind us, we expect profitable growth to resume in Canada in 2016. Most important, we recruited an outstanding new leader. In September 2015, we recruited Bob McCullough to lead this unit. Bob has more than 30 years of experience in leadership positions within the energy efficiency, building technology and construction industry. Under Bob’s leadership we reconstructed the Canadian operation, so that the organization and cost structure fit the realistic size of the market opportunity. John will provide more details on the actions taken and associated one-time charges.
The second challenge was our energy monitoring and management software business. This unit was not performing to its potential, and we decided to go to market in a different-and we think better-way. Rather than a stand-alone business, we are integrating the software and analytics into our project work. This leverages the sales effort being made already, and adds value to our project offering, improving the odds of an award. As a result of restructuring the software group, we took charges in the fourth quarter to account for the cost of realignment. John will review those in his remarks as well.

The third challenge was sluggish demand in the off-grid integrated PV business, which was down 24%. In this business, our principal application is micro-grids for oilfield exploration and production. With the plunging price of oil, exploration is slowing significantly as capex budgets get cut.
Looking forward, we are excited about our prospects. We came into 2015 optimistic, due to our value proposition and our market opportunities. We enter 2016 even more optimistic, and with good visibility. Our $1.4 billion of total backlog is higher than what we started with in 2015, thanks in part to over half a billion of new awards this year, the highest level since 2012.
We have put in place four long-term strategies to drive growth. First, we are committed to aggressive but prudent spending in project development. We want to continue to build our project pipeline, and the only way to do that is with people calling on prospective customers. Analysts expect our industry to grow 6% to 8% annually for the next few years, but we want to grow faster. We spent $2 million more this year than last year on business and pipeline development.
A good portion of that additional $2 million was used to fulfill a second element of the growth strategy, which is to penetrate new regions of the U.S. in which we were under-represented. We have established a new presence in six states, including two of the largest in the U.S. The addressable market in those two states alone is quite large, and we expect them to become meaningful contributors in the next year or two.
Third, we will continue to build our portfolio of distributed generation assets. That revenue is recurring and high margin, and creates a great foundation for the company. More projects are including a renewable energy component, which plays perfectly to our expertise. We expect to add more than 20 MW of productive capacity to our portfolio in 2016.
Fourth, we have restructured and optimized to overcome the challenges that were a drag on our results in 2015. Naturally, revenue growth and profit can accelerate just by restoring growth in Canada and eliminating the losses there. Furthermore, the software business will now shift from investment-mode to supporting our project efforts.
In summary, our confidence in the outlook is supported by tangible data. The trends driving market growth are clear and compelling. Our position as an industry leader, especially in innovation, is unparalleled. And we are taking specific actions to fix the challenges of 2015, and to capture the new opportunities we see developing. We believe all of this will again lead to revenue growth, expanding margins, and higher EBITDA in the years ahead.
Let me now turn the call over to John. He is going to provide more details about our financial results, including the fourth quarter performance. John?
John Granara - CFO
Thank you George and good morning everyone. As we get started, please note that unless otherwise stated, all the amounts I reference relate to either Q4 2015 or the full year 2015. All comparisons are for year-over-year change, unless noted otherwise.
On our last call, we alerted you that we would incur charges related to the restructuring and realignment initiatives that George just discussed. In order to make it easier for you to understand our normalized performance which is how we analyze our business we have included non-GAAP measures which exclude the impact of these charges, as well as an unanticipated additional charge related to the SRO project in Canada. We also excluded a benefit related to the non-controlling interest in our Fort Detrick project.

Looking at the fourth quarter income statement, revenue of $173.8 million was down 4%. Project revenues were essentially flat year-over-year, after coming off of a seasonally strong Q3, while revenues generated from our operating assets were up 4%. However, we saw declines in our off-grid solar business and our restructured software business. Sales of off-grid solar equipment were down 31%.
For the full year 2015, revenue increased 6.3% to $630.8 million. Growth was primarily driven by strength in the Federal and U.S. Regions segments, which were up 20% and 14%, respectively. U.S. growth was partially offset by the anticipated 30% decrease in Canada, and declines in the “all other” segment. Breaking out our lines of business, project revenues of $434.4 million were up 12%. Sales of energy generated by our operating assets grew 6.5% as we placed new assets into service. O&M was flat as anticipated, as new 2015 O&M awards replaced the revenue lost from a late 2014 contract amendment. As an aside, we expect O&M revenue growth to resume in 2016, due to the addition of new O&M contracts signed this year. The project and energy sales growth was partially offset by a 24%, or $12.5 million, decline in our integrated PV off-grid business. We are not expecting growth in this business during 2016.
Before I cover the rest of the P&L, let me discuss the restructuring charges we incurred in Q4.
During the quarter, we booked a $6.2 million restructuring charge to cover two things: one, the costs associated with the reorganization of our Canadian operations, and two, the restructuring of our enterprise energy management business unit. The charge included $1.8 million in termination benefits, which are a cash cost. The balance of the charges will not require a significant outlay of cash. The balance included $2.9 million covering the write-off of receivables, contract termination costs, and a variety of smaller non-cash items. After these actions, we believe we have the proper organization in Canada to drive renewed profitable growth. We also believe our software business is now positioned to thrive, with the focus turned to sales that are integrated into project work, rather than stand-alone offerings.
In addition to the charges, we also incurred another-and hopefully the last-cost overrun associated with the SRO project. As you will recall, in Q1 we reserved for the losses we expected to incur as we complete that project. Unfortunately, in Q4 we had to reserve for an additional unexpected $3.4 million loss reflecting new cost overruns and delays in completing the project. We expect to have SRO completed this year, with no additional excess costs anticipated to hit our P&L. Of course we cannot guarantee this until the project is completed.
Let me give you some specifics on how we re-organized our Canadian operations. Our goal in Canada is to have a smaller, more efficient and profitable business unit pursuing projects that fit our infrastructure and capabilities there. The principal restructuring activity was to reduce staff to a level that aligns the cost structure with the realistic market opportunity.
We are optimistic about the outlook for the resized unit. We believe Canada is still a good market for us. We met our goals there for sales, awards and backlog for the year, and hit milestones such as our first sales of municipal street lighting and energy storage systems. There is meaningful government support for further energy efficiency initiatives, so we believe this market will have a tailwind for growth in the years ahead.
Now let’s move on to the rest of the P&L. My analysis will include results that remove the effects of the restructuring charges, the loss associated with the SRO cost overrun, and the positive impact of the Fort Detrick non-controlling interest. As George and I and the whole management team analyze our business, we look past these factors, which do not reflect the ongoing economics of our core operations. We want you to see and understand the business in the same manner that we do.

So let’s look at gross margin and operating expenses. Gross margin before the loss on the SRO project was 19.4%, down slightly from 20.1% in the same quarter last year. The slight gross margin decline was due mainly to revenue mix, with project revenue increasing as a percent of total revenue. Gross margin on a GAAP basis for the fourth quarter was 17.4%.
For the full year, gross margin before the loss on the SRO project was 19.6% compared to 19.8% a year ago. GAAP gross margin for the full year 2015 was 18.6%.
SG&A expenses before restructuring in the quarter were $27.3 million or 15.7% of revenue, which is down 10 basis points from 15.8% last year. Total operating expenses were $33.5 million or 19.3% of revenue, when including the restructuring charges of $6.2 million.
For the full year, operating expenses before restructuring charges were $103 million, compared to $102 million. Total operating expenses including the restructuring were $110 million. Full-year 2015 operating expenses included a total of approximately $6.6 million in restructuring charges in the second and fourth quarters. We expect the restructuring charges to result in at least $4 million per year in permanent annual savings.
Adjusted EBITDA for the fourth quarter was $13.1 million, compared with $15.2 million in the prior-year quarter. The full-year adjusted EBITDA increased to $46 million from $41 million a year ago.
I mentioned the $5.5 million benefit related to the non-controlling interest. We did this using the so-called Hypothetical Liquidation at Book Value, or HLBV, accounting method. Because HLBV accounting produces income not related to the project, we classify this as noncore.
Non-GAAP net income in the quarter was $4.2 million or $0.09 per share, down from $10.6 million or $0.22 per share. On a GAAP basis, the company reported net income of $1 million or 2 cents per share.
Non-GAAP net income for full-year 2015 was $9.6 million or $0.20 per share, down from 12.6 million or $0.27 per share. GAAP net income for the full-year 2015 was $3.0 million or 6 cents per share, vs net income of $10.4 million or $0.22 per share last year.
For the year, the decrease in net income was attributable to income taxes and foreign exchange. Both GAAP and non-GAAP net income was reduced by $2.4 million due to the appreciation of the US dollar against the Canadian dollar. For comparison, net income in 2014 was reduced by $1.1 million due to a strengthening US dollar.
Looking at taxes, in 2014 we recognized a benefit of $4.1 million, while this year we had a $2.8 million provision or expense.
Let me explain our tax rate for the year, which might seem a bit confusing. Our effective tax rate in the U.S. was 16%. That rate is especially low because Congress extended the Section 179D deduction for energy efficiency-an action we anticipated all year, but were not sure of the timing. So in the U.S. we earned money and paid taxes at that rate, and you see the $2.8 million provision on our P&L. Our P&L does not consist only of our U.S. operations, however. It also includes Canada, which had a significant loss this year. So the consolidated P&L has taxable income that includes profit in the U.S. and loss in Canada, but the tax provision reflects only what we are paying in the U.S. So the simple calculation of the tax rate does not reflect what we actually pay. Now, this will change in 2016, when we expect improvement in Canada. For modeling purposes, you may want to use a tax rate around 25%.
Now let’s turn to our balance sheet. Cash was up slightly from Q3. Receivables were up approximately $10 million from Q3 primarily due to an increase in unbilled revenue. Days sales outstanding were up to 99 from 83 in Q3. Consolidated debt increased $23.6 million. Of that amount, $11.3 million was additional draw on the corporate revolver, while the balance was an increase in non-recourse project debt. We have $91 million of non-recourse project debt, which is the majority of our total debt of $119.2 million.
Looking at Capex, gross capital expenditures for full-year 2015 were $53 million. We anticipate 2016 capex to be in the range of $50 to $75 million. Total project assets are now $244.3 million.
Next, turning to backlog and outlook, we started the quarter with $379 million in fully contracted backlog and ended with $390 million, representing a sequential increase of 2.9%. Our implementation teams completed $129 million of work, while our sales teams successfully converted $132 million of awards into contracts.
Q4 is typically a seasonally low quarter for new awards, but we did add $56 million of awards during the quarter. This brought our total of new awards in 2015 to $540 million, an increase of 64% from prior year, and the highest annual total since 2012.
Now for guidance. As George noted, we are optimistic about our outlook, and confident we can achieve another year of solid revenue growth and improving profitability. We expect consolidated revenue in 2016 to be in the range of $645 to $680 million. This outlook reflects double-digit growth in our core U.S. business, coupled with decent growth in energy sales. We expect Canada to be flat, and still expect some challenges in off-grid PV equipment sales. Gross margin is expected to be in the range of 19%-20%, and operating expenses are expected to be around 15.5% to 16.5% of revenue. Operating expense reflects the investment in the growth initiatives that George talked about earlier. We expect EPS in the range of 25 to 29 cents, and adjusted EBITDA to be in the range of $51 to $57 million.
Note that this outlook excludes the impact of the non-controlling interest, as well as any lingering charges related to the restructurings in Canada and enterprise software. Most of the charges have been taken, but we do contemplate more small charges for additional severance and lease termination costs. The amount should be less than $1 million.

Performance by Segment (in thousands):
	Three Months Ended		Twelve Months Ended
	Revenues	Adjusted EBITDA(1)	Revenues	Adjusted EBITDA(1)
December 31, 2015
U.S. Regions	$79,496	$6,379	$301,371	$25,657
U.S. Federal	37,549	4,375	127,620	17,980
Canada	11,572	(1,055)	49,235	(1,802)
Small-Scale Infrastructure	20,375	9,152	66,322	27,605
All Other	24,776	(245)	86,284	(1,886)
Unallocated corporate activity	—	(5,482)	—	(21,684)
Total Consolidated	$173,768	$13,124	$630,832	$45,870
December 31, 2014
U.S. Regions	$88,135	$10,908	$263,451	$26,201
U.S. Federal	39,935	5,793	106,192	15,213
Canada	12,649	(1,802)	70,492	(2,406)
Small-Scale Infrastructure	13,264	4,852	58,286	20,300
All Other	27,079	802	94,820	4,034
Unallocated corporate activity	—	(5,339)	—	(22,372)
Total Consolidated	$181,062	$15,214	$593,241	$40,970

Product Line Revenues By Segment for the twelve months ended (in thousands):
	U.S. Regions	U.S. Federal	Canada	Small-Scale Infrastructure	All Other	Total Consolidated
2015
Revenues:
Project(1)	$282,764	$88,862	$40,385	$9,419	$12,951	$434,381
Operating Assets(2)	—	—	2,138	52,991	—	55,129
O&M(3)	17,202	38,549	716	2,783	—	59,250
Integrated-PV(4)	—	—	—	—	40,070	40,070
Other Services	1,405	209	5,996	1,129	33,263	42,002
Total Revenues	$301,371	$127,620	$49,235	$66,322	$86,284	$630,832
2014
Revenues:						—
Project(1)	$240,174	$72,673	$60,163	$5,954	$9,363	$388,327
Operating Assets(2)	—	—	4,271	47,897	—	52,168
O&M(3)	20,948	33,490	935	1,804	—	57,177
Integrated-PV(4)	—	—	—	—	52,508	52,508
Other Services	2,329	29	5,123	2,631	32,949	43,061
Total Revenues	$263,451	$106,192	$70,492	$58,286	$94,820	$593,241
(1) Project revenues consists of services related to the design, engineering and installation of, and the arranging of financing for, equipment and other measures to improve the efficiency and control the operation of a facility’s energy infrastructure. Project revenues also include the construction for customers of small-scale plants that produce electricity, gas, heat or cooling from renewable sources of energy.
(2) Operating Assets revenues includes the sale of electricity, processed LFG, heat or cooling from plants that the Company owns.
(3) O&M revenues includes operations and maintenance services for customers as well as measurement and verification services related to our ESPCs.
(4) Integrated-PV revenues includes the sale of solar PV energy products and systems.

GAAP to Non-GAAP Reconciliations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Operating (loss) income	$(3,269)	$6,930	$7,057	$13,151
Depreciation and amortization of intangible assets	6,353	5,906	23,858	22,829
Stock-based compensation	402	385	1,769	2,493
Restructuring charges	6,221	938	6,621	1,703
Non-Core Canada project loss	3,417	1,055	6,565	794
Adjusted EBITDA	$13,124	$15,214	$45,870	$40,970
Adjusted EBITDA margin	7.6%	8.4%	7.3%	6.9%

Non-GAAP net income and EPS:
Net income attributable to Ameresco, Inc.	$996	$8,654	$2,977	$10,383
Less: Loss attributable to redeemable non-controlling interest	(5,528)	—	(5,528)	—
Plus: Restructuring charges	6,221	938	6,621	1,703
Plus: Non-Core Canada project loss	3,417	1,055	6,565	794
Plus: Income Tax effect of non-GAAP adjustments	(894)	—	(1,027)	(232)
Non-GAAP net income	$4,212	$10,647	$9,608	$12,648
Non-GAAP EPS	$0.09	$0.22	$0.20	$0.27

Adjusted cash from operations:
Cash flows from operating activities	$(15,595)	$13,401	$(49,538)	$1,308
Less: purchases of property and equipment
Plus: proceeds from Federal ESPC projects	16,125	18,279	77,971	51,165
Adjusted cash from operations	$530	$31,680	$28,433	$52,473

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31, 2016
	Low	High
Operating income	$24,000	$27,000
Depreciation and amortization of intangible assets	25,000	27,000
Stock-based compensation	2,000	2,000
Restructuring	$250	$1,000
Adjusted EBITDA	$51,250	$57,000
Adjusted EBITDA margin	7.0%	7.5%
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosure and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada.
Our management uses adjusted EBITDA as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
Non-GAAP Net Income and EPS
We define non-GAAP net income and earnings per share ("EPS") to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring charges, loss related to a significant non-core project in Canada and loss attributable to redeemable non-controlling interest. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.